EVOLUS, INC.
INSIDER TRADING POLICY

The United States federal and state securities laws prohibit certain persons who possess material nonpublic information about a company from buying or selling securities of that company or for giving such information (“tipping”) to another person who may trade on the basis of that information. Therefore, Evolus, Inc., a Delaware corporation (the “Company”), has adopted this Insider Trading Policy (this “Trading Policy”) to promote compliance with these laws and to avoid even the appearance of improper conduct by anyone associated with the Company. All persons subject to this Trading Policy must carefully read this Trading Policy and adhere to its guidelines. It is your personal responsibility to comply with this Trading Policy and federal and state securities laws.

I.PERSONS SUBJECT TO THIS TRADING POLICY

This Trading Policy applies to (a) all directors, officers and employees of the Company and its subsidiaries and (b) any other persons, such as contractors or consultants, whom the Compliance Officer (as defined hereinafter) has designated as subject to this Trading Policy because such other persons have access to material nonpublic information concerning the Company (such persons referred to in clause (a) and (b) are hereinafter referred to as “Company Personnel”). The restrictions in this Trading Policy also apply to each such person’s spouse, family members (and others who live in such person’s household or whose transactions are directed by such person), business partners, trusts, family partnerships, other entities formed for the benefit of such person or over which such person has the ability to influence, and to any other individual or entity who might reasonably be deemed to have a relationship (legal, personal or otherwise) meriting coverage (“Affiliated Persons”). Company Personnel are responsible for ensuring compliance with this Trading Policy by their Affiliated Persons. All persons identified in this paragraph are hereinafter referred to in this policy as “Insiders.”

II.DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.“Material.” Information is considered to be “material” under the securities laws and this Trading Policy if (a) there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security or (b) the information, if made public, could be expected to affect the market price of a company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

•Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity.
•Company projections and strategic plans.
•Major discoveries or significant changes or developments in products or product lines, research or technologies, including, without limitation results of clinical trials and the receipt, denial or change in status of regulatory approval and clearance for products.
•Significant write-downs in assets or increases in resources.
•Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements.
•New major contracts, orders, suppliers, customers or finance sources or the loss thereof.
•Changes in earnings estimates or unusual gains or losses in major operations.
•Significant pricing changes.
•Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.

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•Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•Significant changes in senior management or membership of the Board of Directors.
•Significant labor disputes or negotiations.
•Pending regulatory filing.
•Actual or threatened major litigation or the resolution of such litigation.
•Capital investment plans and changes in such plans.
•A significant cybersecurity incident or other significant disruption in the Company’s operations due to a breach or unauthorized access of the Company’s information technology infrastructure.

Material information is not limited to historical facts and could also include future, speculative or contingent events even if it is significant only when considered in combination with publicly available information. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

If you are unsure whether information is material, you should either consult the Compliance Officer or assume that the information is material.

B.“Nonpublic.” Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. The fact that information has been disclosed to a few members of the public or because it has been discussed in the press, does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors, generally, and the investors must be given the opportunity to absorb the information. For the purpose of this Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information. For purposes of this Policy, “trading day” means a day on which national stock exchanges, including the Nasdaq Stock Market, are open for trading.

Nonpublic information may include:

•Information available to a select group of analysts or brokers or institutional investors.
•Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated.
•Information that has been entrusted to the Company on a confidential basis.

If you are unsure whether information is considered “nonpublic”, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

III.GENERAL PROHIBITIONS
a.Trading. No Insider may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part II, Section A and B above.)

    In addition, no Insider may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company, or

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while not directly about such other company would reasonably be expected to impact the value of the other company’s securities, that was obtained in the course of his or her involvement with the Company. For instance, if you learned that the Company was about to award a major contract to ABC Corporation, it would probably be an insider trading violation to buy ABC securities. Further, if you learn in the course of your relationship with the Company that ABC Corporation is being acquired and you proceed to purchase shares of DEF Corporation, a competitor of ABC Corporation, based on an expectation that the acquisition of ABC Corporation will be material to DEF Corporation, you may be liable for an insider trading violation.

b.Tipping. No Insider may communicate or otherwise disclose material nonpublic information to any other person, including Family Members and friends, who may trade or advise others to trade on the basis of that information.

    No Insider may make recommendations or express opinions as to trading in a company’s securities while in possession of material nonpublic information regarding such company, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this Trading Policy.

    When tipping occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee provides the information. Besides being considered a form of insider trading, tipping is also a serious breach of corporate confidentiality. For this reason, you should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators) where such information may be heard by others.

IV.ADDITIONAL RESTRICTIONS

A.Section 16 Insiders. The Company has designated certain persons who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). Each such person is referred to herein as a “Section 16 Insider.” The Company maintains a list of Section 16 Insiders and will amend such list from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders.

B.Access Persons. The Company will maintain a list of other persons who have frequent access to material nonpublic information concerning the Company (“Access Persons”). The Company will maintain a list of Access Persons and amend such list from time to time as necessary to reflect the addition and the resignation or departure of Access Persons.

C.Additional Restrictions. All Section 16 Insiders, Access Persons and certain other employees are subject to the additional restrictions set forth in Appendix I hereto.

V.TRANSACTIONS COVERED BY THIS TRADING POLICY AND CERTAIN EXCEPTIONS

A.General Rule. This Trading Policy applies to all transactions in the Company’s securities, including common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, convertible notes, warrants and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options or swaps. For purposes of this Trading Policy, the term “trade” includes any transaction in the Company’s securities, including bona fide gifts (including charitable donations and transfers for estate planning purposes).

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B.Equity Incentive Plans. The trading prohibitions and restrictions set forth in this Trading Policy do not apply to the exercise of stock options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of stock options or other equity awards. Thus, this Trading Policy does apply to the “same-day sale” or cashless exercise of Company stock options.

C.Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Trading Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.

D.Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the officer, director or other employee is trading based on inside information. Transactions in options also may focus the officer’s, director’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Trading Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

E.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero- cost collars and forward sale contracts, allow an officer, director or other employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or other employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or other employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s securities are prohibited by this Trading Policy.

F.Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors and officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

G.Certain Exceptions.

Notwithstanding the foregoing, except as otherwise stated herein and unless otherwise prohibited by the Compliance Officer, the trading restrictions in this Policy do not apply in the case of the following transactions:

•The exercise of tax withholding rights pursuant to which a participant in any of the Company’s incentive plans pursuant to such plan elects to have the Company withhold shares to satisfy any tax withholding requirements.
•The vesting of restricted stock or restricted stock unit awards.
•Exercising, but not selling, Company stock options.

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•Making scheduled purchases of shares of the Company’s common stock through the Company’s employee stock purchase plan.
•Acquisitions of Company securities via a bona fide gift.
•Trades in Company securities pursuant to a Rule 10b5-1 Plan (as defined hereinafter).

    A disposition of the Company’s securities by bona fide gift (including charitable donations and transfers for estate planning purposes) could create insider trading concerns under some circumstances if the donor is aware of material nonpublic information. Therefore, unless approved by the Compliance Officer, Insiders are not permitted to gift Company securities when aware of material nonpublic information about the Company or its securities or otherwise subject to a closed trading window (as described in Appendix I). This approval requirement applies even if you are not otherwise subject to the pre-approval requirements set forth in Appendix I below.

VI.INSIDER TRADING COMPLIANCE OFFICER

The Company has initially designated its General Counsel as its Insider Trading Compliance Officer (the “Compliance Officer”).

The duties of the Compliance Officer will include the following:

•Administering this Trading Policy and monitoring and enforcing compliance with all policy provisions and procedures.
•Responding to all inquiries relating to this Trading Policy and its procedures.
•Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
•Providing copies of this Trading Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.
•Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Pre-clearing all trading in securities of the Company by Section 16 Insiders and Access Persons in accordance with the procedures set forth in Appendix I hereto.
•Selecting designated brokers through which Section 16 Insiders and Access Persons are authorized to trade Company securities.
•Providing approval of any Rule 10b5-1 Plans in accordance with the procedures set forth in Appendix I hereto.
•Revising the Trading Policy as necessary to reflect changes in federal or state insider trading laws and regulations.
•Maintaining as Company records originals or copies of all documents required by the provisions of this Trading Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Maintaining the accuracy of the list of Section 16 Insiders and the list of Access Persons, and updating such lists periodically as necessary to reflect additions or deletions.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In

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fulfilling his or her duties under this Trading Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel.

VII.EMPLOYEES MAY NOT PARTICIPATE IN CHAT ROOMS AND SOCIAL MEDIA

Employees are prohibited from participating in chat room discussions, blogs, social media or other Internet forums regarding the Company’s securities or business.

VIII.ONLY DESIGNATED COMPANY SPOKESPERSONS ARE AUTHORIZED TO DISCLOSE MATERIAL NONPUBLIC INFORMATION

The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Insiders may not, therefore, disclose material information to anyone outside the Company, including Family Members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer.

IX.THE COMPANY MAY SUSPEND ALL TRADING ACTIVITIES BY INSIDERS

In order to avoid any questions and to protect both Insiders and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Insiders may not buy or sell the Company’s securities. The Compliance Officer will impose such a blackout period if, in his judgment, there exists nonpublic information that would make trades by the Insiders (or certain of the Insiders) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.

X.VIOLATIONS OF INSIDER TRADING LAWS OR THIS TRADING POLICY CAN RESULT IN SEVERE CONSEQUENCES

A.Civil and Criminal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

B.Company Discipline. Violation of this Trading Policy or federal or state insider trading laws by any Insider may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.

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C.Reporting Violations. Any person who violates this Trading Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

XI.EVERY INDIVIDUAL IS RESPONSIBLE

All Company Personnel and their Affiliated Persons have an individual responsibility to comply with this Trading Policy against illegal insider trading. Company Personnel and their Affiliated Persons may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though such person believes that he or she may suffer an economic loss or forego anticipated profit by waiting.

XII.THIS TRADING POLICY CONTINUES TO APPLY FOLLOWING TERMINATION OF EMPLOYMENT

The Trading Policy will apply to Company Personnel and their Affiliated Persons so long as the Company Personnel are associated with the Company and for as long as they are in possession of material nonpublic information. If Company Personnel leave the Company for any reason and remain in possession of material nonpublic information when his or her relationship with the Company terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

XIII.THE COMPLIANCE OFFICER IS AVAILABLE TO ANSWER QUESTIONS ABOUT THIS TRADING POLICY

Please direct all inquiries regarding any of the provisions or procedures of this Trading Policy to the Compliance Officer.

XIV.THIS TRADING POLICY IS SUBJECT TO REVISION

The Company may change the terms of this Trading Policy from time to time to respond to developments in law and practice. The Nominating and Corporate Governance Committee will be responsible for monitoring and recommending modifications to the Trading Policy, if necessary or advisable, to the Board of Directors for adoption. The Company will take steps to inform all persons subject to this Trading Policy of any material change to this Trading Policy.

XV.ALL COMPANY PERSONNEL MUST ACKNOWLEDGE THEIR AGREEMENT TO COMPLY WITH THIS TRADING POLICY

This Trading Policy is being delivered to all officers, director, employees and any other persons designated as Insiders, and to all new officers, directors, employees and designated Insiders at the start of their employment or relationship with the Company and/or its subsidiaries. Upon first receiving a copy of the Trading Policy or any revised versions, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with the Trading Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Trading Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Trading Policy.

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APPENDIX I

Additional Restrictions on Transactions in Company Securities

1.Overview

To minimize the risk of apparent or actual violations of the rules governing insider trading, the Company has adopted these additional restrictions relating to transactions in Company securities by all Section 16 Insiders, Access Persons and certain other employees determined by the Board of Directors, or its designated committee, from time to time (collectively, “Restricted Persons”). As with the other provisions of this Trading Policy, Restricted Persons are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by Family Members and by entities over which they exercise voting or investment control. Restricted Persons should provide each of these persons or entities with a copy of this Trading Policy.

2.Trading Window

Any trade by a Restricted Person will be permitted only during an open “trading window.” The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading two weeks before the end of the next fiscal quarter. In addition to the times when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition, that is likely to be widely known among Restricted Persons. Following termination of employment or other service, Restricted Persons will be subject to the trading window for the quarter in which termination occurs, as well as any special blackout period in effect at the time of termination. Even when the trading window is open, Restricted Persons are still prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise Restricted Persons when the trading window opens and closes.

3.Hardship Exemptions

The Compliance Officer may, on a case by case basis, authorize a transaction in the Company’s securities outside of the trading window (but in no event during a special blackout period) due to extreme financial or other hardship, provided such Insider is not in possession of material nonpublic information. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre-clearance request, so long as it is in writing.) The Restricted Person requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company.

The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by a Restricted Person.

4.Individual Account Plan Blackout Periods

Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock. For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, Section 16 Insiders are prohibited from trading in shares of the Company’s stock that were acquired in connection with such Section 16 Insider’s service or
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employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify Section 16 Insiders in the event of any blackout period.

5.Pre-Clearance of Trades

All transactions in securities of the Company by Section 16 Insiders and Access Persons, even during a trading window under Section 2 above, must be pre-cleared by the Compliance Officer. The intent of this requirement is to prevent inadvertent violations of the Trading Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance must be submitted to the Compliance Officer at least two business days in advance of each proposed transaction. The request must be submitted either in writing or in an email addressed to the Compliance Officer, or at such other account as may be designated by the Compliance Officer pursuant to which the Compliance Officer and other designated persons have access. If the Section 16 Insider or Access Person submits the request by email and does not receive a response within 24 hours, the Section 16 Insider or Access Person will be responsible for following up to ensure that the message was received. The denial of a trading request should not be communicated to any other person, and may itself be considered under this Trading Policy to be material nonpublic information about the Company.

A request for pre-clearance should provide the following information:

•The nature of the proposed transaction and the expected date of the transaction.
•The number of shares involved.
•If the transaction involves a stock option exercise, the specific option to be exercised and the manner of exercise (e.g., “same-day sale” or “cashless exercise”).
•Contact information for the broker who will execute the transaction.

Once the proposed transaction is pre-cleared, the Section 16 Insider or Access Person may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of material nonpublic information, and with any special trading blackout imposed by the Company prior to the completion of the trade. The Section 16 Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re- requested.

In addition, pre-clearance is required for the establishment of a Rule 10b5-1 Plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 Plan. The results of transactions effected under a Rule 10b5-1 Plan must be reported immediately to the Company since they will be reportable on Form 4 within two business days following the execution of the trade, subject to an extension of not more than two additional business days where the Section 16 Insider is not immediately aware of the execution of the trade.

Notwithstanding the foregoing, any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Executive Officer.

6.Designated Brokers

Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported on Form 4 (such as a member of the Section 16 Insider’s immediate family who
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lives in the Section 16 Insider’s household), must be executed by a broker designated by the Company unless the Section 16 Insider has received authorization from the Compliance Officer to use a different broker.

A Section 16 Insider and any broker that handles the Section 16 Insider’s transactions in the Company’s stock will be required to enter into an agreement whereby:

•The Section 16 Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Section 16 Insider’s account and the accounts of all others designated by the Section 16 Insider whose transactions may be attributed to the Section 16 Insider.
•The broker agrees not to execute any transaction for the Section 16 Insider or any of the foregoing designated persons (other than under a pre-approved Rule 10b5-1 Plan) until the broker has verified with the Company that the transaction has been pre-cleared.
•The broker agrees to immediately report the transaction details (including transactions under Rule 10b5-1 Plans) directly to the Company and to the Section 16 Insider by telephone and in writing (by fax or email).

Should a Section 16 Insider wish to use a broker other than one of the Company’s designated brokers, the Section 16 Insider should submit a request to use that broker to the Compliance Officer.

7.Reporting of Transactions

To facilitate timely reporting under Section 16 of the Exchange Act of Section 16 Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Section 16 Insider’s household) to immediately report directly to the Company and to the Section 16 Insider the details of any transactions they have in the Company’s stock.
Transaction details to be reported include:

•Transaction date (trade date).
•Number of shares involved.
•Price per share at which the transaction was executed (before addition or deduction of brokerage commissions and other transaction fees).
•If the transaction was a stock option exercise, the specific option exercised.
•Contact information for the broker who executed the transaction.

The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.

8.Short-Swing Profit

Restricted Persons may not engage in any “opposite way” (e.g. a sale if the Restricted Person is proposing a purchase, or a purchase if the Restricted Person is proposing a sale) transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act.

9.Form 4 Reporting

Under Section 16, most trades by Section 16 Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the
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broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 Plan, on the day the Section 16 Insider is advised of the terms of the transaction.

10.Special Guidelines for 10b5-1 Plans

Notwithstanding the foregoing, a Restricted Person will not be deemed to have violated the Trading Policy if he or she effects a transaction that meets all of the enumerated criteria below.

A.The transaction must be made pursuant to a non-discretionary plan (the “Rule 10b5-1 Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation:

1.Each Rule 10b5-1 Plan must be in the form of a written, binding contract that specifies either:

a.the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold,
b.a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or

c.that a third party retains the discretionary authority to execute purchases and sales thereunder, outside the control of the Restricted Person, so long as such third party does not possess any material nonpublic information about the Company.

2.The Rule 10b5-1 Plan must prohibit the Restricted Person and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales and must state that any person executing Rule 10b5-1 Plan transactions may not deviate from Rule 10b5-1 Plan instructions.

B.Each Rule 10b5-1 Plan must be approved at least one (1) month prior to the effective time of such Rule 10b5-1 Plan by the Compliance Officer. The Company reserves the right to withhold approval of any Rule 10b5-1 Plan that the Compliance Officer determines, in its sole discretion:

1.fails to comply with the Rule;

2.exposes the Company or the Restricted Person to liability under any other applicable state or federal rule, regulation or law;

3.creates any appearance of impropriety;

4.fails to meet the guidelines established by the Company; or

5.otherwise fails to satisfy review by the Compliance Officer for any reason, such failure to be determined in the sole discretion of the Compliance Officer.

C.Each Rule 10b5-1 Plan must be established:

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1.at a time when the Restricted Person is not aware of material nonpublic information about the Company or the securities covered by the Rule 10b5-1 Plan; and
2.at a time when the trading window is open;

3.in good faith and not as part of a plan or scheme to evade the insider trading rules;
and

4.to provide that the first transaction under the Rule 10b5-1 Plan will occur no sooner than the later of ninety (90) days after the date of establishment of the Rule 10b5-1 Plan and two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K containing financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted (subject to a maximum waiting period of 120 days) (such period in which trades may not occur, the “Cooling-Off Period”).

D.Any modifications to the Rule 10b5-1 Plan, deviations from the Rule 10b5-1 Plan or termination of the Rule 10b5-1 Plan without prior approval of the Compliance Officer will result in a failure to comply with the Trading Policy. Any such modification, deviation or termination is subject to the approval of the Compliance Officer in accordance with Section B above. No Rule 10b5-1 Plan may be modified more than once in any 12-month period. Each Rule 10b5-1 Plan must include representations that:

1.the Restricted Person will only modify the Rule 10b5-1 Plan while not aware of any material nonpublic information about the Company or the securities covered by the Rule 10b5-1 Plan and at a time when the Company’s trading window is open, and will require that the first transaction following modification of the Rule 10b5-1 Plan will be effected following the Cooling-Off Period running from the date of such modification; and

2.any termination of the Rule 10b5-1 Plan prior to its fixed termination date or sale of all securities will be made only when the Restricted Person is not aware of material nonpublic information about the Company or the securities covered by the Rule 10b5-1 Plan.
Following the termination of a Rule 10b5-1 Plan, the Restricted Person will not be permitted to establish a new Rule 10b5-1 Plan sooner than the first open trading window occurring after the Cooling-Off Period running from the date of termination.

E.Each Rule 10b5-1 Plan must either:

1.have a fixed termination date that is at least twelve months after the date the first transaction is effectuated under the Rule 10b5-1 Plan; or

2.continue for an indefinite period and until no more securities covered by the Rule 10b5-1 Plan remain available.

F.Each Rule 10b5-1 Plan must restrict the size of the transactions which are to be effected under the Rule 10b5-1 Plan on any trading day to an amount that does not exceed 10% of the average daily trading volume over the period of four calendar weeks preceding the date of the transaction.

G.Each Rule 10b5-1 Plan must provide appropriate mechanisms to ensure that the Restricted Person complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the Rule 10b5-1 Plan by the Restricted Person.

H.Each Rule 10b5-1 Plan must provide for automatic suspension or termination of the Rule 10b5-1 Plan in the sole discretion of the Company:

Appendix-I

1.to comply with a lock-up agreement required in connection with a securities issuance transaction in which the Company is a participant; or

2.upon the occurrence of an event that would violate the law; or

3.upon the occurrence of other similar events.

Further, each Rule 10b5-1 Plan must provide for the suspension of all transactions under such Rule 10b5-1 Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable.

I.Each Rule 10b5-1 Plan must not be designed to effect the open-market purchase or sale of securities in a single transaction if such Restricted Person has adopted another Rule 10b5-1 Plan contemplating only a single transaction within the prior 12 months.

J.Each Rule 10b5-1 Plan should include the following representations, warranties and covenants of the Restricted Person:

1.As of the date the Rule 10b5-1 Plan is established, the Restricted Person is not aware of any material nonpublic information concerning the Company or the securities covered by the Rule 10b5-1 Plan.

2.The Restricted Person is entering into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade compliance with federal or state securities laws.

3.While the Rule 10b5-1 Plan is in effect, the Restricted Person agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by the Rule 10b5-1 Plan.

4.The Restricted Person agrees that he or she shall not, directly or indirectly, communicate any information relating to the securities or the Company to any broker, dealer, financial advisor, trustee or any other third party who is involved, directly or indirectly, in executing the Rule 10b5-1 Plan at any time while the Rule 10b5-1 Plan is in effect.

5.The Restricted Person agrees not to take, and agrees to cause any person or entity with which the Restricted Person would be required to aggregate sales of securities pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales made under the Rule 10b5-1 Plan not to meet all applicable requirements of Rule 144.

6.The Restricted Person agrees to timely make all filings required under the Securities Act of 1933, as amended, and the Exchange Act.

7.The Restricted Person acknowledges and agrees that the he or she does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases or sales of securities pursuant to the Rule 10b5-1 Plan.

8.The Restricted Person agrees that any modifications to the Rule 10b5-1 Plan must be made in good faith at a time when the Restricted Person is not aware of any material nonpublic information concerning the Company or the securities covered by the Rule 10b5-1 Plan.

Appendix-I

9.The Restricted Person agrees that termination of the Rule 10b5-1 Plan prior to its expiration pursuant to the terms of the Rule 10b5-1 Plan will be made in good faith.

10.The Restricted Person agrees that the Company is required to publicly disclose each quarter whether directors or certain officers have adopted, modified, or terminated a Rule 10b5-1 Plan during the quarter covered by such periodic report (or the fourth quarter in the case of an annual report on Form 10-K), may, in its sole discretion, make public announcements regarding the Rule 10b5-1 Plan in any press release or filings with the SEC, including, among other things, the name of the director or officer, the date of adoption or termination, the duration, the aggregate number of securities to be purchased or sold, and to the extent required or advisable under applicable law, information as to the timing of the transactions and the amount and price of the securities to be sold.

11.The Restricted Person agrees to return any securities not sold pursuant to the Rule 10b5-1 Plan to the Company for relegending.

K.None of the Company, the Board of Directors, the Compliance Officer nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Restricted Person’s Rule 10b5-1 Plan, to have represented that any Rule 10b5-1 Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Rule 10b5-1 Plan fails to comply with the Rule.
Appendix-I